Exhibit 10.1

Consulting Services Agreement

This Consulting Services Agreement (this “Agreement”) is entered into as of October 27, 2026 (the “Execution Date”), and is effective as of June 1, 2026 (the “Effective Date”), by and between JAB Acquisition Corp I, a Cayman Islands exempted company (the “Company”), and JAB Acquisition Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”). The Company and the Sponsor are each a “Party” and together the “Parties.”

RECITALS

A. The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”), and completed its initial public offering (the “IPO”) in June 2026 pursuant to a prospectus dated June 9, 2026 (the “Prospectus”).

B. Joshua Jagid, the Company’s Chairman and Chief Executive Officer, is the manager of the Sponsor, and Jack Bressman, the Company’s Chief Operating Officer and Chief Financial Officer, is a member of the Sponsor (each, a “Sponsor Principal”).

C. The Company and the Sponsor are parties to an Administrative Services Agreement dated June 9, 2026 (the “Administrative Services Agreement”) under which the Sponsor makes office space, utilities, and secretarial, administrative and shared personnel support services available to the Company for $10,000 per month. The services under this Agreement are different in kind from, and in addition to, the services under the Administrative Services Agreement.

D. The Prospectus discloses that the Company may pay its sponsor or an affiliate of its sponsor consulting, advisory or similar fees for services rendered in connection with identifying, investigating and completing an Initial Business Combination, that any such fees paid before the completion of an Initial Business Combination will be paid from funds held outside the Company’s trust account, and that any such fee will be in an amount that constitutes a market standard for comparable transactions.

E. Since the Effective Date, the Sponsor, acting through the Sponsor Principals, has provided the Services (as defined below) to the Company, the Sponsor Principals have served as the Company’s Chief Executive Officer and Chief Financial Officer, and the Company has paid the Sponsor Principals the amounts set out in Schedule B in respect of those Services. The Parties wish to document the terms on which those Services have been and will continue to be provided.

F. The Company’s audit committee has reviewed this Agreement, including the payments described in Schedule B, and approved it as a related-party transaction in accordance with the Company’s related-party transaction policy and Nasdaq Listing Rule 5630, and the Company’s board of directors, on the recommendation of the audit committee, has approved this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set out below and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Services; Officer Roles. The Sponsor shall provide, through the Sponsor Principals and such other personnel as the Sponsor may reasonably designate, the consulting services described in Schedule A (the “Services”). The Services consist of services in connection with identifying, investigating, evaluating, negotiating, financing and completing an Initial Business Combination, and such related services as the Company may reasonably request from time to time. The Sponsor shall also make available the services of Joshua Jagid as the Company’s Chief Executive Officer and of Jack Bressman as the Company’s Chief Financial Officer, in each case subject to the Company’s memorandum and articles of association and the authority of the Company’s board of directors to appoint and remove officers. The Services do not include, and the Fee (as defined below) is not consideration for, the office space, utilities, secretarial, administrative or shared personnel support services covered by the Administrative Services Agreement.

2. Fee; Payment to Sponsor Affiliates. In consideration of the Services and of Joshua Jagid serving as the Company’s Chief Executive Officer and Jack Bressman serving as the Company’s Chief Financial Officer, the Company shall pay the Sponsor a fee of $14,000 per month (the “Fee”) for each calendar month from June 2026 through and including the month in which the Company consummates its Initial Business Combination or, if earlier, the month in which this Agreement terminates under Section 6. The Fee is payable in advance on or before the first business day of each month, and the Fee for the final month is not prorated. The Sponsor may direct the Company, by written notice, to pay all or any portion of the Fee to one or more affiliates of the Sponsor, including the Sponsor Principals, and the Company shall pay in accordance with that direction. The Sponsor directs by this Agreement that, until it gives a different direction, the Company pay $8,000 per month to Joshua Jagid and $6,000 per month to Jack Bressman. Payment to an affiliate of the Sponsor in accordance with the Sponsor’s direction discharges the Company’s obligation to the Sponsor for that amount, and a change in the Sponsor’s direction does not change the total Fee. The Sponsor Principals receive no other cash compensation from the Company for serving as its officers. If a Sponsor Principal ceases to serve as an officer of the Company, the portion of the Fee then directed to him ceases to accrue after the end of the month in which he ceases to serve, unless the Company’s audit committee and a majority of its independent directors approve otherwise. The Company shall withhold from the Fee only such amounts as applicable law requires.

3. Prior Payments; Waiver under the Administrative Services Agreement. (a) The Parties acknowledge that, between the Effective Date and the Execution Date, the Company paid the Sponsor Principals the amounts set out in Part 1 of Schedule B, totaling $70,000, in respect of the Services. Those amounts are deemed paid by the Company to the Sponsor under this Agreement, at the Sponsor’s direction, and satisfy in full the Fee for June through October 2026. No further amount is due under this Agreement for any period before November 1, 2026.

(b) The Sponsor irrevocably waives, and releases the Company from, all amounts that accrued or became payable under the Administrative Services Agreement from the Listing Date (as defined in that agreement) through October 31, 2026, being the monthly payments of $10,000 that fell due on June 10, July 10, August 10, September 10 and October 10, 2026, totaling $50,000, none of which has been paid. The waiver is limited to that period. The Administrative Services Agreement otherwise remains in full force and effect, and the monthly payment due on November 10, 2026 and each monthly payment thereafter is payable in accordance with its terms, except to the extent the Sponsor waives all or any portion of any such payment by written notice to the Company, in which case the Company shall execute any instrument required to give effect to that waiver. The Parties intend this Section 3(b) to be the written instrument, executed by both of them, that the Administrative Services Agreement requires for a waiver of any of its provisions.

4. Expense Reimbursement. The Company shall reimburse the Sponsor, and each affiliate of the Sponsor (including the Sponsor Principals), for all reasonable out-of-pocket expenses incurred by it or him on the Company’s behalf, including expenses incurred in connection with identifying, investigating, evaluating, negotiating, documenting and completing an Initial Business Combination and any related financing, and including due diligence, travel, filing agent, transfer agent, press release, data room, communications and similar costs and any Company vendor invoice paid by the Sponsor or an affiliate on the Company’s behalf. Reimbursement is conditioned on reasonable documentation and is made within 30 days after submission. Reimbursements are subject to quarterly review by the Company’s audit committee together with other payments to the Sponsor and its affiliates, consistent with the Prospectus. Expense reimbursements are not part of the Fee and are not compensation for the Services or for service as an officer. The reimbursements listed in Part 2 of Schedule B were paid before the Execution Date and are confirmed as reimbursements under this Section 4. This Section 4 is in addition to, and does not limit, any right of reimbursement, advancement or indemnification that the Sponsor or an affiliate of the Sponsor has under the Letter Agreement dated June 11, 2026 among the Company, the Sponsor and the Company’s officers and directors, any indemnity agreement with the Company, the Company’s memorandum and articles of association or applicable law.

5. Source of Funds; No Success Fee. All amounts payable under this Agreement before the completion of an Initial Business Combination shall be paid solely from funds held by the Company outside the Trust Account (as defined in Section 9), including proceeds of any working capital loans. Nothing in this Agreement entitles the Sponsor or any Sponsor Principal to any finder’s fee, success fee or other payment contingent on the completion of an Initial Business Combination, and any such arrangement would require a separate written agreement approved in the manner described in Recital F.

6. Term and Termination. This Agreement is effective as of the Effective Date and continues until the earlier of (a) the consummation of the Company’s Initial Business Combination and (b) the Company’s liquidation (the “Termination Date”). Either Party may terminate this Agreement earlier on written notice if the other Party materially breaches this Agreement and does not cure the breach within 15 days after notice of it, and the Company may terminate it on written notice if both Sponsor Principals have ceased to serve as officers of the Company. On the Termination Date or any earlier termination, the Company shall pay any Fee accrued and unpaid through the end of the month in which the Termination Date or termination occurs and any reimbursable expenses incurred before it, and no other amount is payable. Sections 3, 4 (as to expenses already incurred), 7, 8, 9 and 12 through 15 survive termination.

7. Independent Contractor. The Sponsor is an independent contractor. Nothing in this Agreement creates an employment, partnership, joint venture or agency relationship between the Company and the Sponsor or any Sponsor Principal in respect of the Services, or alters the Sponsor Principals’ existing roles as officers and directors of the Company. The Sponsor is responsible for all taxes on amounts it or the Sponsor Principals receive under this Agreement, and the Company will issue IRS Forms 1099 as required.

8. Confidentiality. The Sponsor shall, and shall cause the Sponsor Principals and its other personnel to, keep confidential all non-public information concerning the Company, any potential target business or any Initial Business Combination that it receives in connection with the Services, and shall use that information only to perform the Services. This Section 8 does not restrict disclosure that is required by law, regulation or stock exchange rule, or of information that becomes public other than through a breach of this Agreement. The Sponsor acknowledges that United States securities laws restrict trading in the Company’s securities, and the securities of any target business that is a public company, while in possession of material non-public information, and that the Sponsor Principals remain subject to the Company’s insider trading policy.

9. Trust Account Waiver. The Sponsor irrevocably waives, on its own behalf and on behalf of the Sponsor Principals, any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the IPO and the concurrent private placement were deposited (the “Trust Account”), as a result of, or arising out of, this Agreement. The Sponsor further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever. This Section 9 survives termination of this Agreement.

10. Non-Exclusivity; Conflicts. The Services are non-exclusive. The Sponsor and the Sponsor Principals may engage in other business activities, subject to the Sponsor Principals’ fiduciary and contractual obligations to the Company and to the conflicts-of-interest disclosure in the Prospectus. The Sponsor shall promptly inform the Company’s audit committee of any actual or potential conflict of interest arising in connection with the Services, including any interest of the Sponsor or a Sponsor Principal in a potential target business.

11. No Guarantee of Results. The Sponsor does not guarantee that the Company will identify a target business or complete an Initial Business Combination, and the Fee is not contingent on either.

12. Limitation of Liability. Neither Party is liable to the other for any indirect, consequential, special or punitive damages arising out of this Agreement. The Sponsor’s aggregate liability to the Company under this Agreement, other than for a breach of Section 8 or 9 or for fraud or willful misconduct, is limited to the Fees paid under this Agreement in the twelve months preceding the claim. Nothing in this Section 12 limits any duty a Sponsor Principal owes to the Company as a director or officer, or any right of a Sponsor Principal under the Company’s memorandum and articles of association or any indemnity agreement with the Company.

13. Entire Agreement; Amendment; Assignment. This Agreement, including its Schedules, is the entire agreement of the Parties on its subject matter and supersedes all prior understandings on that subject matter, written or oral; except for the waiver in Section 3(b), it does not amend or supersede the Administrative Services Agreement. It may be amended or waived only by a written instrument signed by both Parties, provided that any amendment to the Fee or the Services requires the prior approval of the Company’s audit committee. Neither Party may assign this Agreement without the other’s prior written consent, and any purported assignment in breach of this sentence is void.

14. Governing Law; Disputes. This Agreement and any dispute arising out of it are governed by the laws of the State of New York, without regard to its conflict-of-laws rules. Each Party submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, and waives any right to trial by jury in any action arising out of this Agreement.

15. Miscellaneous. Notices must be in writing and delivered by hand, by nationally recognized courier or by email (with confirmation of transmission) to the addresses on the signature page. If any provision of this Agreement is held unenforceable, the remaining provisions remain in effect. This Agreement may be executed in counterparts, each of which is an original, and signatures delivered by PDF, DocuSign or other electronic means have the same effect as originals.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

JAB ACQUISITION CORP I		JAB ACQUISITION SPONSOR I, LLC

By:	/s/ Luisa Ingargiola	By:	/s/ Joshua Jagid
Name:	Luisa Ingargiola	Name:	Joshua Jagid
Title:	Independent Director	Title:	Manager

Address:	270 Sylvan Avenue, Suite 2230, Englewood Cliffs, NJ 07632	Address:	270 Sylvan Avenue, Suite 2230, Englewood Cliffs, NJ 07632
		Email:	josh@jabllc.com

ACKNOWLEDGED AND AGREED as to Sections 2, 4, 8, 9 and 10:

/s/ Joshua Jagid	/s/ Jack Bressman
Joshua Jagid, individually	Jack Bressman, individually

[Signature Page to Consulting Services Agreement]

Schedule A

Services

The Sponsor, through the Sponsor Principals, shall provide the following Services as reasonably required by the Company:

1.	Identifying, sourcing and making initial contact with potential target businesses, and developing and maintaining relationships with business owners, intermediaries and advisors who may present acquisition opportunities.

2.	Preliminary evaluation and screening of potential targets against the criteria described in the Prospectus, and preparing summary materials for the Company’s board of directors.

3.	Coordinating and participating in due diligence on potential targets, including management meetings, site visits and review of financial, operational and legal information, together with the Company’s outside advisors.

4.	Structuring and negotiating the terms of a potential Initial Business Combination and related financing, including PIPE, forward purchase, backstop, working capital and extension financing.

5.	Communicating with the Company’s shareholders, prospective investors, underwriters, the trustee and Nasdaq in connection with the Company’s search for and completion of an Initial Business Combination, and supporting the Company’s investor relations and press activities.

6.	Supporting the preparation of the Company’s SEC filings, proxy or tender offer materials and registration statements relating to an Initial Business Combination, and coordinating the Company’s auditors, accountants, Edgar agent, transfer agent and counsel.

7.	Such other services in connection with identifying, investigating and completing an Initial Business Combination as the Company may reasonably request.

Schedule b

[Intentionally omitted from filing]